UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2018

AUDENTES THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37833	46-1606174
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

600 California Street, 17th Floor San Francisco, California	94108
(Address of principal executive offices)	(Zip Code)

(415) 818-1001

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.

On January 24, 2018, Audentes Therapeutics, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, Cowen and Company, LLC (“Cowen”) and Leerink Partners LLC, as representatives of the underwriters (the “Underwriters”) named in Schedule A of the Underwriting Agreement, pursuant to which the Company agreed to issue and sell an aggregate of 5,750,000 shares of its common stock (the “Shares”) to the Underwriters (the “Offering”). The Shares will be sold to the Underwriters at the public offering price of $35.00 per share, less underwriting discounts and commissions. Pursuant to the Underwriting Agreement, the Company has granted the Underwriters a 30-day option to purchase up to an additional 862,500 shares of its common stock at the same price. The Underwriting Agreement contains customary representations, warranties and agreements by the Company, conditions to closing, market standoff provisions, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended. The Offering is being made pursuant to the shelf registration statement on Form S-3 (File No. 333-219797) that was filed by the Company with the Securities and Exchange Commission (“SEC”) on August 8, 2017 and declared effective by the SEC on August 23, 2017, a related prospectus supplement and a related registration statement (File No. 333-222680) filed on January 24, 2018 in accordance with Rule 462(b) of the Securities Act of 1933, as amended.

The Company estimates that net proceeds from the Offering will be approximately $188.7 million, after deducting underwriting discounts and commissions and estimated offering expenses, and assuming no exercise of the Underwriters’ option to purchase additional shares. The Company intends to use the net proceeds from this offering to advance its full pipeline of product candidates, including: AT132 for the treatment of XLMTM through the interim six-month results from the ongoing ASPIRO trial; AT342 for the treatment of Crigler-Najjar through the interim six-month results from the planned VALENS trial; AT982 for the treatment of Pompe disease through the initiation of a Phase 1/2 clinical trial in the fourth quarter of 2018; AT307 for the treatment of CASQ2 CPVT through the initiation of a Phase 1/2 clinical trial in the fourth quarter of 2018; to improve its internal manufacturing capabilities; and for working capital and other general corporate purposes. The Company expects the Offering to close on January 29, 2018, subject to customary closing conditions.

The foregoing description of the Underwriting Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement. A copy of the Underwriting Agreement is filed with this Current Report on Form 8-K as Exhibit 1.1 and is incorporated herein by reference.

A copy of the opinion of Fenwick & West LLP, relating to the validity of the Shares in connection with the Offering, is filed with this Current Report on Form 8-K as Exhibit 5.1.

Item 1.02. Termination of a Material Definitive Agreement.

In August 2017, the Company entered into a Sales Agreement (the “Sales Agreement”) with Cowen to sell shares of Common Stock having aggregate sales proceeds of $75 million, from time to time, through an “at the market” equity offering program (the “ATM Offering”) under which Cowen acted as sales agent. A description of the Sales Agreement was included in the prospectus supplement filed with the SEC on August 8, 2017 pursuant to Rule 424(b)(5) relating to the Sales Agreement.

On January 24, 2018, the Company provided notice to Cowen of its decision to terminate the Sales Agreement, effective as of the close of business on such date. The Company is not subject to any termination penalties related to termination of the Sales Agreement.

Item 8.01. Other Events.

On January 24, 2018, the Company issued a press release, announcing the pricing of the Offering. A copy of the press release is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement dated January 24, 2018

5.1	Opinion of Fenwick & West LLP

23.1	Consent of Fenwick & West LLP (contained in Exhibit 5.1)

99.1	Press Release dated January 24, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDENTES THERAPEUTICS, INC.

By:	/s/ Thomas Soloway
Thomas Soloway
Chief Financial Officer

Date: January 24, 2018